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                                                                    EXHIBIT 99.1


Press Release
310-664-4100


I.       National Golf Properties Appoints Interim CEO


     Santa Monica, California (December 14, 2001) - National Golf Properties, Inc. (NYSE: TEE) announced today that the independent members of its Board of Directors appointed Charles S. Paul to serve as Chairman of its Independent Committee, replacing Richard A. Archer in that role. In addition, the Board of Directors elected Mr. Paul to serve on an interim basis as Chief Executive Officer of the company. Mr. Paul will be responsible for all activities of the company related to its previously announced intention to evaluate restructuring alternatives, including a review of the company's leases with its primary tenant, American Golf Corporation.

     James M. Stanich will continue as President of the company and David G. Price will remain Chairman of the Board of Directors.

     The Independent Committee will announce shortly the selection of a financial advisor to assist with its analysis of the company's restructuring alternatives. The other independent directors are John C. Cushman, III, Chairman of Cushman & Wakefield Inc., and Bruce Karatz, Chairman of KB Home.

     The company also announced that Mr. Archer has resigned from the Board of Directors due to personal health demands. The company's bylaws require that a majority of its Board be unaffiliated with Mr. Price. To enable the Board to continue to meet that requirement, Mr. Edward R. Sause has also resigned from the Board. With the resignations of Mr. Archer and Mr. Sause, the Board consists of five directors, three of whom are independent. Mr. Paul is presently Chairman of IFILM Corporation and serves on the board of directors of AMC Entertainment.

                                     (more)

                             Exhibit 99.1 - Page 1

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     This news release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by our use of the words "believes," "expects," "plans," "estimates," "anticipates," "intends," "assumes," "projects," "could," "will," "may," and other words of similar expression, that predict or indicate future events or trends or that do not report historical matters. There are a number of important factors that could cause actual results and the timing of certain events to differ materially from those indicated by such forward-looking statements. You should read the risk factors that are discussed in the Company's reports and documents previously filed with the SEC. You should be aware that the risk factors contained in those reports and documents may not be exhaustive. Therefore, we recommend that you read the information in those reports and documents together with other reports and documents that we file in the future with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K and Proxy Statements, which may supplement, modify, supersede or update those risk factors.

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                             Exhibit 99.1 - Page 2